Exhibit 2.1

AGREEMENT FOR
PURCHASE AND SALE OF PROPERTY

and

JOINT ESCROW INSTRUCTIONS

By and Between

4401 Santa Anita Corporation,
a California corporation, as Seller

And

Fulgent Genetics, Inc., a Delaware Corporation, as Buyer

AGREEMENT FOR

PURCHASE AND SALE OF REAL PROPERTY

AND JOINT ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made as of July 23, 2020 (the “Effective Date”) by and between 4401 SANTA ANITA CORPORATION, a California corporation (“Seller”), and FULGENT GENETICS, INC., a Delaware Corporation, as or its permitted assignee in accordance with Section 23(h) below (“Buyer”).  This Agreement shall also constitute the joint escrow instructions of Buyer and Seller to Old Republic Title Company, National Commercial Title Services, 275 Battery Street, 15th Floor, San Francisco, CA 94111, Attn: Tina Lucero, Tele: 415.248.7101, Email: tlucero@oldrepublictitle.com (“Escrow Holder” and “Title Company”).  Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.Seller is the owner of the Property, as defined below

B.Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller upon the terms and conditions set forth in this Agreement.

C.The Parties desire to enter into this Agreement to document the consolidated transaction for the purchase and sale of the Property between Seller and Buyer on all of the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

AGREEMENT

1.Purchase and Sale.

(a)Purchase and Sale.  Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the hereinafter described Property:

(i)that certain land located at and commonly known as 4399-4401 Santa Anita Avenue, located in the City of El Monte, County of Los Angeles, State of California, more particularly described in Exhibit “A” attached hereto and incorporated herein by this reference (collectively the “Land”);

(ii)all of Seller’s right, title and interest in and to any and all improvements and fixtures now existing or hereafter installed in or on the Land, as well as all rights, privileges, easements and appurtenances thereto (the “Improvements”); the Land and the Improvements being collectively referred to herein as the “Real Property”;

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(iii)all of Seller’s right, title and interest in and to all leases, occupancy agreements and security deposits in Seller’s possession related thereto, pursuant to which any portion of the Real Property is currently used or occupied by anyone other than Seller, if any (collectively, the “Tenant Leases”);

(iv)all of Seller’s right, title and interest in and to, if any (A) all assignable and assumable contracts and agreements (collectively, the “Service Contracts”), relating to the upkeep, repair, maintenance, service, supply or operation of the Real Property which will extend beyond the Close of Escrow, including specifically, without limitation, all assignable equipment leases, if any, to the extent Purchaser elects to assume the same as provided herein or which cannot be terminated on thirty (30) days’ notice or less without charge or penalty;

(v)all of Seller’s right, title and interest in and to the intangible personal property, if any (the “Intangible Property”), now or hereafter owned by Seller in connection with its Real Property, including but not limited to (A) all assignable existing warranties and guaranties (expressed or implied) in favor of Seller in connection with the Improvements; (B) all transferable licenses, permits, approvals and applications; (C) all Property specific telephone numbers and listings, if owned by Seller; and (E) any trademark or trade name associated exclusively with the Property; and

(vi)all of Seller’s right, title and interest in and to the tangible personal property, if any (the “Tangible Property”), owned by Seller, located upon and used in connection with the Real Property, including but not limited to all furniture, trade fixtures, and equipment.

(b)Definition of “Property”.  The Real Property, the Intangible Property and Tangible Property related thereto, the Tenant Leases, and the Service Contracts associated with the Real Property are collectively referred to herein as the “Property,” subject to subsection (c), below.

(c)Exclusion From Property.  This Agreement does not include the purchase and sale of the following items, which are specifically excluded from Property and which shall remain the property of Seller, unless such items are expressly assigned to Buyer in accordance with the terms of this Agreement:  all accounts pertaining to the respective Properties, and all funds held therein, including, but not limited to, property management accounts, operating accounts, repair, replacement and other reserve accounts, surplus funds accounts, residual receipts accounts, utility deposit accounts, tax and insurance impound accounts, retainers and deposits (but specifically excluding tenant security deposits); claims and/or judgments against third parties in favor of Seller; moneys payable to Seller by collection agencies, awards, deposits made with governmental authorities or utilities, rebates, refunds, prepayments, credits, rights of setoff and similar claims due Seller from third parties; and tangible personal property owned by any of the tenants of the Property (“Tenants”) under the Tenant Leases.

2.Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be Fifteen Million Three Hundred Eighty-Eight Thousand Dollars ($15,388,000). The Purchase Price shall be payable upon the Closing Date (as hereinafter defined) in accordance with the following procedures:

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(a)Initial Deposit. Within three (3) Business Days following the Effective Date, Buyer shall deliver to Escrow Holder, as herein defined, an earnest money deposit in the amount of Three Hundred Fifty Thousand ($350,000) in immediately available funds (the “Initial Deposit”), and Seller shall not be bound by this Agreement and may terminate same unless Buyer delivers the Initial Deposit to Escrow Holder within three (3) Business Days of the Effective Date. The Deposit shall be refundable to Buyer until the later expiration of the Due Diligence Period (as defined in Section 5), unless Buyer has, prior to expiration of either such period, issued its Notice of Termination.  Upon the expiration of the Due Diligence Period without Buyer having delivered a Notice of Termination, the Initial Deposit shall be non-refundable to Buyer except in the event of a default by Seller under this Agreement.  The Initial Deposit shall be fully applicable as a credit to the Purchase Price upon the Close of Escrow in the event that the Close of Escrow occurs.

(b)Additional Deposit.  Not later than the expiration of the Due Diligence Period, unless Buyer has issued its Notice of Termination prior to the end of the Due Diligence Period in accordance with Section 5, Buyer shall deliver to Escrow Holder an additional earnest money deposit in the amount of One Hundred Fifty Hundred Thousand Dollars ($150,000) in immediately available funds (the “Additional Deposit”).  Buyer’s failure to so deliver the Additional Deposit to Escrow without having issued its Notice of Termination prior to the end of the Due Diligence Period shall be a default under this Agreement, if Seller provides written notice to Buyer with a right to cure within two (2) Business Days and Buyer fails to cure, in which event Seller shall be entitled to terminate this Agreement and retain the Initial Deposit as liquidated damages pursuant to the terms of Section 20.  The Additional Deposit, upon delivery thereof by Buyer to Escrow Holder, shall be immediately non-refundable to Buyer except in the event of a default by Seller under this Agreement.

(c)Deposit Defined.  The Initial Deposit and the Additional Deposit, if any, together with any interest accrued thereon in Escrow, shall hereinafter be referred to collectively as the “Deposit.”

(d)Balance of Purchase Price.  The balance of the Purchase Price, together with all other funds necessary on the part of Buyer to enable Escrow Holder to comply with this Agreement and consistent escrow instructions, shall be paid in immediately available funds by Buyer to Escrow Holder on or before the Closing Date.  For purposes of calculating the balance of the Purchase Price payable by Buyer hereunder, Buyer shall be credited with (i) the Deposit and (ii) Buyer’s share of the prorations in Buyer’s favor as provided by this Agreement.  Buyer shall also be credited the amount of any security deposits as set forth in Section 12(b).

(e)Investment of Funds.  The Initial Deposit and all other cash sums deposited by Buyer into the Escrow (except Extension Deposits released to Seller) shall be promptly invested by Escrow Holder.  The decision of how to invest any such Deposit shall be made by Escrow Holder, subject to Buyer’s approval, having a view to the maximization of interest earned, but Escrow Holder shall not be liable for any failure to so maximize the interest earned, provided that Escrow Holder shall have acted reasonably and prudently and shall have obtained Buyer’s approval of Escrow Holder’s decision of how to invest any deposit hereunder.  All interest earned on the Deposit while held in Escrow shall be deemed a part of the Deposit for purposes of this Agreement and shall be disbursed in the same manner as the Deposit hereunder.

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3.Escrow.

(a)Opening of Escrow.  An escrow (“Escrow”) for this transaction shall be opened immediately upon the deposit with Escrow Holder of (i) two fully signed counterparts of this Agreement and (ii) the Initial Deposit (the “Opening of Escrow”). Escrow Holder shall promptly deliver one fully-executed original of this Agreement each to Buyer and Seller.  This Agreement shall constitute escrow instructions to Escrow Holder, and Escrow Holder is hereby appointed and designated to act as escrow agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided.  Should Escrow Holder require execution of its standard printed escrow instructions, Buyer and Seller agree to execute such instructions; however, such printed escrow instructions shall be construed as applying only to Escrow Holder’s employment for the sole purpose of implementing this Agreement, shall incorporate this Agreement by reference, and shall expressly state that the terms of this Agreement shall control in the event of any conflict between the terms of this Agreement and the terms of the printed escrow instructions.

(b)No Extensions of Time Due to Delays in Opening Escrow.  Any delay in the opening of the Escrow or the execution of supplemental escrow instructions shall in no way delay or extend the Effective Date, the expiration of the Due Diligence Period or the Closing Date.

(c)Escrow Instructions.  When this Agreement or counterparts hereof shall have been executed by Seller and Buyer, and delivered to Escrow Holder, it shall constitute Escrow Holder’s escrow instructions.  Any standard form escrow instructions submitted by Escrow Holder or any other clarification or addition to the instructions contained herein shall, when executed by Buyer and Seller, or any separate supplemental escrow instructions submitted by Seller or Buyer consistent herewith, shall constitute additional escrow instructions.  In the event of any conflict between such additional instructions and this Agreement, the terms of this Agreement shall prevail.

(d)Closing Date and Close of Escrow.

(i)“Closing Date” Subject to the terms and conditions of this Agreement having been satisfied, the Closing Date means 5:00 p.m. Pacific time on the date that is thirty (30) days following the expiration of the Due Diligence Period (provided, however, that if such date falls on a non-Business Day, the Closing Date shall be extended to the second Business Day thereafter).

(ii)“Close of Escrow” means the date on which the Grant Deed conveying title to the Real Property to Buyer is recorded, which shall in no event be later than one (1) business day following the Closing Date; or escrow is otherwise deemed closed pursuant to a “Gap” closing insured by the Title Company as agreed by the parties.

(e)Cancellation Fees and Expenses.  In the event that the Closing does not occur at the time and in the manner provided in this Agreement because of the default of one of the parties, then in addition to the remedies granted to Buyer and Seller under Section 19 or 20 hereof, as applicable, all costs of cancellation will be paid by the defaulting party.  If Buyer terminates or is deemed to have terminated this Agreement during the Due Diligence Period or the Finance Contingency Period, any cancellation fees of Escrow Holder or relating to the issuance of any title reports or commitments shall be the responsibility of Buyer.

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4.Title to Real Property.

(a)Preliminary Title Report.  Within three (3) Business Days following the Effective Date of this Agreement, Seller shall deliver to Buyer, or (if so indicated) Buyer shall procure from the Title Company, the following items (the “Title Documents"):

(i)A current preliminary title report (“Preliminary Report”) covering the Land issued by Title Company;

(ii)Legible copies of, or an electronic link to, any and all instruments referred to in the Preliminary Report as constituting exceptions or restrictions upon the title of Seller (the “Exceptions”).

(b)Review of Title Exceptions.

(i)During the period of time commencing on the Effective Date and expiring at 5:00 p.m. Pacific time on the date that is fifteen (15) days Business Days after the later of the Effective Date or the delivery by Title Company to Buyer of the Title Documents (“Title Review Period”), Buyer shall notify Seller in writing of any Exceptions identified in the Preliminary Title Report that Buyer approves or disapproves (“Buyer’s Title Notice”).  Any Exception shown on the Preliminary Title Report that is not disapproved in writing on or before the expiration of the Title Review Period shall constitute a “Permitted Exception” hereunder; provided, however, that Buyer and Seller hereby agree that (i) all non-delinquent property taxes and assessments shall be deemed Permitted Exceptions, (ii) the lien of any deeds of trust or mortgages executed or assumed by Seller (or to which Seller is subject) and any mechanics liens arising out of work performed by or on behalf of Seller (expressly excluding mechanics liens arising out of activities undertaken at the Property by or on behalf of Buyer prior to Close of Escrow) shown in the Preliminary Title Report (referred to herein as “Monetary Encumbrances”) shall not be Permitted Exceptions and shall be removed by Seller, at its sole cost and expense, at or before the Closing.  Failure by Buyer to approve or disapprove any Exception shown on the Preliminary Title Report shall automatically be deemed Buyer’s approval of such Exception(s), and, except for Monetary Exceptions, each such Exception shall be deemed to be a Permitted Exception.

(ii)If Buyer shall disapprove any Exception reflected in the Preliminary Title Report, Seller shall have a period of five (5) Business Days (“Seller Response Period”), commencing on the date of such disapproval, within which to either (a) agree to remove, alter, modify or otherwise provide assurances reasonably satisfactory to Buyer and Title Company with respect to any such Exception to title prior to the Close of Escrow, or (b) refuse to remove, alter, modify or otherwise provide assurances with respect to any such Exception (“Seller’s Title Response”).  Except as to the Monetary Encumbrances, failure of the Seller to respond to such title disapproval by Buyer within the Seller Response Period shall be deemed an election by Seller not to remove, alter or provide other assurances with respect to the disapproved Exception.

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(iii)If Seller elects or is deemed to have elected not to cure such disapproved Exception(s) to Buyer’s satisfaction, then Buyer shall elect, by written delivered to Seller and to the Escrow Holder no later than the earlier of (a) the expiration of the Due Diligence Period, or (b) the date which is (5) Business Days following Seller’s delivery or deemed delivery of Seller’s Title Response (“Title Resolution Date”), to either (1) waive its disapproval of such Exception(s), in which case each such exception shall then be deemed to be a Permitted Exception, or (2) issue to Seller a Termination Notice.  Buyer’s failure to deliver such written Termination Notice to Seller and the Escrow Holder on or prior to Title Resolution Date shall be deemed an election to approve such Exception(s), and any such Exception (other than Monetary Exceptions) shall be deemed to be a Permitted Exception.  In the event Buyer elects to terminate this Agreement in accordance with clause (2) above, the Initial Deposit shall be returned to Buyer, and the Parties shall have no obligations or liabilities to each other except for those that expressly survive the termination of this Agreement.

5.Due Diligence Investigations.

(a)Due Diligence Items.  Within five (5) days after the execution of this Agreement, Seller shall make available to Buyer either at the offices of Seller’s fiduciary agent TDA, Inc. (“TDA”), or by “Dropbox” or other online access created by Seller or Seller’s broker, or at the Property, and Seller agrees to continue making available to Buyer during the Due Diligence Period, at a minimum the following documents and materials, if in existence and only to the extent in TDA’s possession and control (the “Due Diligence Items”):

(i)a copy of all Tenant Leases and a rent roll;

(ii)a copy of Service Contracts that cannot be terminated on thirty (30) days’ notice or less (Seller intends to assign to Buyer only those Service Contracts that cannot by their terms be terminated prior to the Closing Date);

(iii)current property tax bill;

(iv)any existing environmental report relating to the Real Property;

(v)operating income and expense reports for the Property covering not less than the past two (2) fiscal years and for Q2 of the year 2020;

(vi)available historical information regarding the building(s) on the Property, including any as-built plans and specifications, if any;

(vii)applicable disclosures required by law, including a standard California natural hazards disclosure report;

(viii)Disclosure Statement and Property Information Sheet in the forms attached to this Agreement as Exhibits “H-1” and “H-2” (“Seller Disclosures”); and

(ix)such other information relating to the Property as may be specifically requested by Buyer of Seller in writing during the Due Diligence Period and which is in TDA’s possession or control.

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(b)Excluded Documents.  The foregoing notwithstanding, Seller shall not be obligated to make available to Buyer any documents to the extent that any such documents are subject to the attorney-client privilege or to the extent that same relate to, the previous purchase and/or sale negotiations for the Property, or internal status reports, appraisals, operating strategies or proformas.

(c)No Warranty.  Further, Buyer’s acknowledges Seller’s delivery or disclosure of such documents is made as an accommodation to Buyer’s independent investigation of the Property, without any representation or warranty of any kind whatsoever as to the completeness or accuracy of the content of reports prepared by third parties, and shall be subject to the proprietary rights of the preparers thereof.  Any other documents required by Buyer shall be obtained by Buyer at its sole cost and expense.

(d)Due Diligence Period; Review of Documents and Other Due Diligence.  During the period commencing on the Effective Date and ending at 5:00 p.m. Pacific time on the date that is sixty (60) days after the Effective Date (the “Due Diligence Period”) (provided, however, that if such date falls on a non-Business Day, the Due Diligence Period shall be extended to the first Business Day thereafter), Buyer shall have the opportunity to review the documents delivered by Seller or the Title Company pursuant to Section 4, the Due Diligence Items, and any other materials Buyer may elect, at its sole cost and expense, to obtain and review with respect to the Property.  Buyer shall also have the opportunity to review and investigate all other aspects of the Property, including but not limited to:

(i)all matters addressed in the Seller Disclosures attached hereto as Exhibits “H-1” and “H-2,” which shall be approved or disapproved by Buyer within ten (10) days following the Effective Date;

(ii)All matters pertaining to the physical, structural, electrical, mechanical, soil/geotechnical, seismic, drainage, and other physical conditions of the Property (other than environmental audit and governmental zoning, land use and regulations affecting the Property), including but not limited to any and all studies, investigations and reports relating to the physical condition of the Property, the Property square footage (Buyer shall conduct its own measurements of the Property, and Purchase Price shall not be adjusted or modified by reason of any determination of actual or rentable square footage), all of which shall be approved or disapproved by Buyer no later than fifteen (15) days following the Effective Date;

(iii)the environmental condition of the property, which shall be approved or disapproved by Buyer within the Due Diligence Period; provided, however, that Buyer shall not perform, or cause to be performed, any “Phase II” invasive environmental testing or any other physical testing of the Property except in accordance with subsection (e), below;

(iv)The Tenant Leases and Service Contracts, if any, to be approved or disapproved by Buyer within the Due Diligence Period;

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(v)all government ordinances, rules and regulations and evidence of Seller’s compliance therewith, including without limitation zoning and building laws and regulations, and all permits and entitlements relating to the Property, to be approved or disapproved by Buyer within the Due Diligence Period; and

(vi)all other matters pertaining to or disclosed in the Due Diligence Items, to be approved or disapproved by Buyer within the Due Diligence Period except as set forth above.

(e)Property Entry.  During the Due Diligence Period, Buyer and its agents, contractors and other representatives shall be entitled to enter onto the Real Property to perform inspections and tests of the Real Property, all at Buyer’s sole cost and expense.  Buyer agrees to conduct such inspections and tests in accordance with the following procedures:

(i)the persons or entities performing any inspections or tests will be properly licensed and qualified and will have obtained all appropriate permits for performing such inspections or tests;

(ii)Seller will have the right of approval of any proposed physical testing or drilling, provided, however, that such approval shall not be unreasonably withheld in the event that Buyer’s environmental consultant recommends such physical testing or drilling in writing; otherwise, without such written recommendation, such approval may be withheld in Seller’s sole and absolute discretion;

(iii)Buyer will advise Seller at least one (1) Business Day in advance (which notice may be oral, but not voicemail or telephone message unless accompanied by an email) of the dates of Buyer’s entry onto the Real Property and of the dates of all inspections and tests and will schedule all inspections and tests during normal business hours whenever feasible unless otherwise requested by Seller;

(iv)Seller will have the right to have a representative of Seller accompany Buyer and Buyer’s agents, contractors and representatives while they are on the Real Property;

(v)Buyer will, at its sole cost and expense, at all times maintain insurance as required by Section 5(f), below, and shall repair any damage to the Real Property that was caused by any inspection or testing of the Real Property by Buyer or its agents, contractors or other representatives if this transaction does not close;

(vi)any inspections and tests shall be conducted in a manner that will not unreasonably disturb the Tenants or interfere with the Tenants’ quiet enjoyment of the Property;

(vii)until such repair is complete, Buyer will take all reasonable steps necessary to ensure that any conditions on the Real Property created by Buyer’s testing will not interfere with the normal operation of the Real Property or create any dangerous, unhealthy, unsightly or noisy conditions on the Real Property; and

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(viii)Buyer shall and does hereby agree to defend, indemnify and hold harmless Seller and Seller’s board, members, directors, partners, shareholders and employees, as applicable, from and against all losses, costs, damages, claims and liabilities (whether arising out of injury or death to persons or damage to the Property or otherwise), arising out of personal injury, property damage or mechanic’s liens occurring as a result of Buyer’s due diligence activities on the Property; provided, however, that Buyer’s obligations under this clause shall not apply to liability arising out of the mere discovery of a pre-existing environmental or physical condition at the Property.  The provisions of this Section 5(e)(viii) shall survive the Close of Escrow or, if the purchase and sale is not consummated, any termination of this Agreement.

(f)Insurance Requirements.  Beginning with the period Buyer commences investigation of the Real Property under this Agreement and continuing until the earlier of the Close of Escrow or the termination of Buyer’s obligation to purchase, and/or Seller’s obligation to sell, the Property in accordance with this Agreement, Buyer shall maintain the following insurance coverage in connection therewith:  (i) worker’s compensation insurance as required by law; (ii) commercial general liability insurance written on an occurrence basis, with limits of at least $1,000,000 per person per accident and at least $1,000,000 property damage, or Combined Single Limit of at least $2,000,000 consisting of both bodily injury and property damage coverage; and (iii) automobile liability insurance, including liability for all owned, hired and non-owned vehicles, with minimum limits of $1,000,000 for bodily injury per person, $1,000,000 property damage and $1,000,000 combined single limit per occurrence.  Seller shall be named as an additional insured party in connection with Buyer’s commercial general liability coverage, and the provisions of the commercial general liability certificate shall evidence the “CG 20 26 11 85” endorsement (or such other comparable endorsement reasonably approved by Seller) specifically identifying the foregoing insurance coverage related to the Property and Buyer’s activities thereon.  The commercial general liability policy shall also stipulate that the insurance afforded shall apply as primary insurance and that any other insurance carried by Seller will be excess only and will not contribute with this insurance.  All insurance policies required herein shall be issued by responsible insurance companies, maintaining an A.M. Best’s Rating of A-VIII or better and qualified to do business in California.  Prior to Buyer entering the Real Property, Buyer shall furnish Seller with copies of certificates of insurance for all of such policies showing the carriers, policy numbers, deductibles, special endorsements, the names of the additional insureds and expiration dates of such policies.

(g)Notices of Disapproval; Termination Notice.

(i)As to the due diligence review items in Section 5(d)(i) and (ii), Buyer shall, within the period of time specified in such Section, provide written notice to Seller of any disapproval of that aspect of Buyer’s due diligence (“Disapproval Notice”), which shall specify the reason for the disapproval.  Failure of Buyer to deliver a Disapproval Notice within the time period specified in Sections 5(d)(i) or (ii) shall be deemed an acceptance of the due diligence matters identified in that Section and a waiver by Buyer’s right to terminate this Agreement based on a disapproval of any such matters.  If Buyer timely provides a Disapproval Notice to Buyer, Seller shall have the right to notify Buyer in writing prior to expiration of the Due Diligence Period whether Seller shall correct or remedy any deficiency or item of disapproval identified by Buyer in its Disapproval Notice. If Seller elects not to correct such deficiency or does not provide Buyer written notice of its election to do so, Buyer may, no later than the expiration of the Due Diligence Period, issue to Seller a written Termination Notice as set forth in this subsection (g).

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(ii)Buyer may at any time waive in writing the all due diligence contingencies, in which event the Due Diligence Period shall be deemed to have expired on the date of delivery of such written waiver. Due diligence contingencies as to due diligence items listed under Sections 5(d)(i) and (ii) shall be deemed waived if Buyer does not deliver a written Disapproval Notice of such matters within the time period specified therein. If Buyer has not expressly waived of due diligence contingencies, or is not deemed to have waived a due diligence item under subsection (i), above, and Buyer determines that the Property is unsuitable for reasons it has not already waived,  then Buyer shall notify Seller of such determination by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period (the “Termination Notice”), which Termination Notice shall specify the reason for the termination (which shall be a matter not otherwise already waived or deemed waived by Buyer), in which event this Agreement shall terminate, the Initial Deposit shall be returned to Buyer, and neither Party shall have any further obligation to the other; provided, however, that all obligations under this Agreement which expressly survive the termination of this Agreement shall remain in full force and effect.  If Buyer fails by the expiration of the Due Diligence Period to deliver its Termination Notice to Seller, Buyer shall be deemed to have approved all due diligence items and removed all due diligence contingencies under this Section 5, and the Initial Deposit and any Additional Deposit made shall be non-refundable.  Time is of the essence with respect to the provisions of this Section 5(g).  If Buyer approves or is deemed to have approved due diligence items under this Section 5 as of the expiration of the Due Diligence Period, Buyer shall no longer have any right to terminate this Agreement under this Section 5(g) and shall be bound to proceed to Closing and consummate the transaction contemplated hereby, subject to the terms of this Agreement.

(iii)If this Agreement is not terminated by Buyer in accordance with this Section 5(g), subject to the truth of Seller’s representations hereunder, and in any Seller Disclosures, Buyer will be deemed to have fully inspected and waived its objections as to each and every aspect of the Property.

6.Covenants of Seller.  Between the Effective Date and the Closing or earlier termination of this Agreement, Seller covenants and agrees as follows:

(a)Maintenance.  Seller shall continue to maintain, operate, and lease the Property in the same manner in which Seller is currently operating, maintaining and leasing the Property. From the Effective Date until the Close of Escrow (provided this Agreement has not been terminated), Seller shall not, without the prior written approval of Buyer, which approval will not be unreasonably withheld or delayed: (i) make any material alterations or additions to the Property except as (a) in the ordinary course of operating the Property, (b) required for ordinary maintenance and repair; (ii) sell, transfer, encumber or change the status of title of all or any portion of the Property; (iii) change or attempt to change the current zoning of the Real Property in a manner materially adverse to it; or (iv) cancel, amend or modify, in a manner materially adverse to the Property, any license or permit held by Seller with respect to the Property or any part thereof which would be binding upon Buyer after the Closing Date. Seller shall promptly provide Buyer with a copy of (i) any written notice of violation received by Seller after the Effective Date from any governmental agency, (ii) any written notice received by Seller after the Effective Date from a vendor under any Contract terminating such Contract or (iii) any written notice of default received by Seller after the Effective Date from any tenant under the Tenant Leases.

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(b)New Tenant Leases.  “New Tenant Lease” means any new Tenant Lease relating to the Property with tenants of Seller having a term (including extensions or renewal rights) that will extend beyond the scheduled Close of Escrow, and any renewal, material amendment and extension of any existing Tenant Lease beyond the scheduled close of Escrow, entered into or proposed to be entered into by Seller after the Effective Date.  From and after the Effective Date, Seller shall promptly deliver to Buyer copies of any proposed New Tenant Lease.  From and after the expiration of the Due Diligence Period and during the remaining term of this Agreement, Seller shall not enter into any New Tenant Lease without Buyer’s consent, which consent shall not be unreasonably withheld or delayed.  If Buyer fails to respond in writing to any New Tenant Lease for which Buyer has consent rights as provided in this Section within five (5) Business Days after Seller’s written request for approval, Buyer is deemed to have approved the New Tenant Lease.  Buyer’s consent is not required for the exercise by tenants of rights set forth in existing Tenant Leases, to the extent all of the economic terms therefor have been agreed to in the existing Tenant Lease, but not otherwise.

(c)New Service Contracts.  From and after the Effective Date, Seller shall promptly deliver to Buyer copies of any proposed new or modified Service Contract that will not expire or be terminated prior to Close of Escrow.  From and after the expiration of the Due Diligence Period, Seller shall not, without Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed, enter into any new Service Contract which is not cancelable on thirty (30) days’ notice without penalty.  If Buyer fails to respond in writing to any New Service Contract for which Buyer has consent rights as provided in this Section within five (5) Business Days after Seller’s written request for approval, Buyer is deemed to have approved the New Service Contract.

(d)Insurance.  Seller shall maintain all casualty, liability and hazard insurance currently in force with respect to the Property.

(e)Estoppel Certificates.  Seller shall have used commercially reasonable efforts to deliver tenant estoppel certificates from Tenants of the Property in substantially the form attached to this Agreement as Exhibit “G-1”, provided, however, that failure of Seller to obtain and deliver such estoppel certificates to Buyer, so long as it uses commercially reasonable efforts to do so, shall not constitute a failure of this condition.

7.Conditions Precedent.  The following shall be the conditions precedent to the Parties’ obligations to consummate the purchase and sale transaction contemplated herein:

(a)Conditions to Buyer’s Obligations.  Buyer’s obligation to consummate the transaction provided for herein is subject to the satisfaction of each of the following conditions, each of which is for the sole benefit of Buyer and may only be waived by Buyer in writing:

(i)Buyer’s Inspection.  Buyer shall have approved, or been deemed to have approved, in its sole discretion, all due diligence during the Due Diligence Period, in accordance with Section 5(g), above.

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(ii)Owner’s Policy.  The Title Company shall be committed to issue, as of the Closing Date, its CLTA standard coverage owner’s title insurance policy with respect to the Property, showing title vested in Buyer, subject only to the Permitted Exceptions (collectively, the “Owner’s Policy”).  Buyer may elect, at its own expense, to obtain an ALTA extended coverage owner’s title insurance policy and endorsements, but neither extended coverage nor title endorsements shall be a condition to Closing of Escrow.

(iii)Seller’s Representations and Warranties. The representations and warranties of Seller in this Agreement and in the Seller’s Disclosures shall be true in all material respects as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

(iv)Due Performance.  Seller shall have duly performed each and every undertaking and agreement to be performed by it hereunder in all material respects as of the Closing Date.

(b)Buyer’s Waiver; Failure of Conditions.  Buyer may at any time or times on or before the Close of Escrow, at its election, waive any of the foregoing conditions to its obligations hereunder and consummate the purchase and sale, but any such waiver shall be effective only if (i) contained in a writing signed by Buyer and delivered to Seller, or (ii) Buyer proceeds to the Closing and Escrow closes in spite of the failure of such condition.  If any condition to Buyer’s obligations hereunder, as provided for in Section 7(a) hereof is not satisfied as of the Closing, then Buyer may elect to terminate this Agreement by delivering written notice of such election to Seller and Escrow Holder.  Upon receipt of such written notice, this Agreement shall terminate, and unless the failure of such condition is due to a default by Buyer hereunder, the Escrow Holder shall return the Deposit to Buyer.

(c)Conditions to Seller’s Obligations.  Seller’s obligation to consummate the transaction provided for herein is subject to the satisfaction, in Seller’s reasonable discretion, of each of the following conditions, each of which is for the sole benefit of Seller and may only be waived by Seller in writing:

(i)Buyer’s Representations and Warranties. The representations and warranties of Buyer in this Agreement must be true in all material respects as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

(ii)Buyer’s Due Diligence.  Buyer shall not have terminated this Agreement prior to the expiration of the Due Diligence Period pursuant to Section 5 hereof;

(iii)Buyer Deliveries.  Buyer shall have delivered to Escrow Holder the Deposit and the items required to be delivered by Buyer pursuant to Section 9 hereof.

(iv)Due Performance.  Buyer shall have duly performed each and every undertaking and agreement to be performed by it hereunder.

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(d)Seller’s Waiver; Failure of Conditions.  Seller may at any time or times on or before the Close of Escrow, at its election, waive any of the foregoing conditions to its obligations hereunder and consummate the purchase and sale, but any such waiver shall be effective only if contained in a writing signed by Seller and delivered to Buyer.  If any condition to Seller’s obligations hereunder, as provided for in Section 7(c) hereof, is not satisfied, then Seller may elect to terminate this Agreement by delivering written notice of such election to Buyer and Escrow Holder.  Upon receipt of such written notice and provided the reason for cancellation is a failure of the conditions set forth in 7(c), above and provided that the Due Diligence Period has expired, Escrow Holder shall deliver to Seller the Deposit in accordance with Section 20 below, Buyer shall pay the cost of the escrow and title cancellation fees and other amounts due Escrow Holder and the Title Company as provided in Section 3, above.

8.Seller’s Closing Deliveries.  Not less than one (1) business day prior to the Closing Date, Seller shall deliver to Escrow Holder the following items:

(i)One (1) original grant deed in the form attached hereto as Exhibit “B,” duly executed by Seller and acknowledged by a notary public, conveying the Property from Seller to Buyer (the “Grant Deed”);

(ii)Two (2) original Assignment and Assumption of Leases in the form attached hereto as Exhibit “C” (the “Lease Assignment”), duly executed in counterpart by Seller, assigning the Tenant Leases, if any, from Seller to Buyer;

(iii)Two (2) original Assignment and Assumption of Contracts and Intangible Property in the form attached hereto as Exhibit “D” (the “Contract Assignment”), duly executed in counterpart by Seller, assigning the Intangible Property and Assigned Contracts, if any, associated with the Property from Seller to Buyer;

(iv)Two (2) original Bill of Sale in the form attached to this Agreement as Exhibit “E” (the “Bill of Sale”) duly executed by Seller describing the Tangible Property, and conveying the Tangible Property to Buyer;

(v)Evidence acceptable to the Title Company of Seller’s authority to consummate the transactions contemplated by this Agreement;

(vi)a Certificate of Non-Foreign Status in the form attached to this Agreement as Exhibit “F”, duly executed by Seller;

(vii)a California Form 593-C, or other evidence acceptable to Escrow Holder sufficient to establish that Escrow Holder is not required to withhold any portion of the Purchase Price pursuant to Sections 18805 and 26131 of the California Revenue and Taxation Code, duly executed by Seller;

(viii)a counterpart of a notice to each of the Tenants (“Notice to Tenants”) in the form attached to this Agreement as Exhibit “F-2”, notifying each of the Tenants of the Property that Buyer has acquired the Property, duly executed by Seller (which may be delivered between as Buyer and Seller outside of Escrow);

(ix)A settlement statement, showing the application of the Deposit against the Purchase Price, the allocation of the closing costs and other prorations and closing adjustments set forth in this Agreement, all consistent with the terms and conditions of this Agreement (the “Seller’s Settlement Statement”);

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(x)To the extent not already delivered to Buyer, those records and files in Seller’s possession or control relating to operations, leasing and maintenance and all keys, all original Tenant Leases and Assigned Contracts (if any) to the extent in the possession of Seller or its property manager, access codes and such other passwords in the possession or control of Seller or its property manager related to access to the Property, provided that the parties agree to cooperate to deliver such items outside of escrow;

(xi)An updated rent roll for the Property dated within 5 days prior to the Closing Date; and

(xii)Such resolutions relating to Seller and other instruments, documents or certificates as are reasonably required by the Escrow Holder or Title Company from Seller in connection with this transaction.

9.Buyer’s Closing Deliveries.  Not less than one (1) business day prior to the Closing Date (except for item (i), below), Buyer shall deliver to Escrow Holder the following items:

(i)Not later than 10 a.m. Pacific Time on the Closing Date, the balance of the Purchase Price, together with such other sums as Escrow Holder shall require to pay Buyer’s share of the closing costs and prorations in accordance with this Agreement;

(ii)Two (2) original Lease Assignments, duly executed in counterpart by Buyer;

(iii)Two (2) original Contract Assignments, duly executed in counterpart by Buyer;

(iv)a counterpart of each Notice to Tenants in the form attached to this Agreement as Exhibit “G-2”, duly executed by Buyer (which may be delivered between as Buyer and Seller outside of Escrow);

(v)Evidence acceptable to the Title Company of Buyer’s authority to consummate the transactions contemplated by this Agreement;

(vi)A Buyer’s estimated settlement statement with respect to the purchase of the Property (“Buyer’s Settlement Statement”); and

(vii)Any other resolutions, documents, instruments or agreements necessary from Buyer to consummate the transactions contemplated herein reasonably requested by the Title Company or Escrow Holder.

10.Escrow and Closing.

(a)Closing Procedures.  Buyer and Seller will each deposit such other instruments consistent with this Agreement as are reasonably required by Escrow Holder or otherwise required to close escrow.    Provided that Escrow Holder shall not have received written notice in a timely manner from Buyer or Seller of the failure of any material condition to the Close of Escrow or of the termination of the Escrow, and if and when Buyer and Seller have deposited into Escrow the items required by this Agreement and Title Company can and will issue the Owner’s Policy concurrently with the Close of Escrow, Escrow Holder shall:

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(i)Deliver to Buyer:  (i) the Grant Deed by causing it to be recorded in the Official Records for the County in which the Real Property is located (provided that the documentary transfer tax will be indicated on a separate statement that will not be recorded pursuant to California Revenue and Taxation Code §11932), and immediately upon recording delivering to Buyer a conformed copy of the Grant Deed; (ii) one (1) fully-executed original of the Contract Assignment; (iii) one (1) fully-executed original of the Lease Assignment; (iv) any funds deposited by Buyer, and any interest earned thereon, in excess of the amount required to be paid by Buyer hereunder; (v) a proforma of the Owner’s Policy to be issued by Title Company; (vii) Seller’s the Non-Foreign Affidavit, and (viii) the Buyer’s Settlement Statement.

(ii)Deliver Seller:  (i) the Deposit and the balance of the Purchase Price, after satisfying the closing costs, prorations and adjustments to be paid by or allocated to Seller pursuant to this Agreement; (ii) one (1) fully-executed original of the Contract Assignment; (iii) one (1) fully-executed original of the Lease Assignment; (iv) a conformed copy of the Grant Deed; and (v) the Seller’s Settlement Statement.

(b)Notice to Tenants:  Buyer and Seller shall jointly coordinate delivery of each Notice to Tenant to the applicable Tenant of the Property.

(c)Real Estate Reporting Person.  Escrow Holder is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Holder shall so provide.  Upon the consummation of the transaction contemplated by this Agreement, Escrow Holder shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

11.Closing Costs.

(a)Seller.  Seller will pay its share (based on the allocation of the Purchase Price) of:

(i)all County and City documentary, recording, stamp and transfer taxes, if any;

(ii)any document recording charges for recordation of the Grant Deed;

(iii)one-half of all escrow fees and costs;

(iv)the premiums for a CLTA standard coverage owner’s title policy;

(v)Seller’s own legal and advisory fees relating to this transaction; and

(vi)Seller’s share of prorations.

(b)Buyer.  Buyer will pay:

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(i)one-half of all escrow fees and costs;

(ii)the incremental additional cost of the ALTA policy (if Buyer elects to obtain an ALTA policy) including the cost of any endorsements and surveys;

(iii)any costs associated with Buyer’s financing, if any;

(iv)Buyer’s own legal and advisory fees relating to this transaction; and

(v)Buyer’s share of prorations.

(b)Seller and Buyer.  Buyer and Seller will each pay all legal and professional fees and fees of other consultants incurred by Buyer and Seller, respectively. All other closing and escrow costs and expenses will be allocated between Buyer and Seller in accordance with the customary practice in the county in which the Property is located.

12.Prorations.

(a)Lease Rentals. All fixed rentals, escalation rentals, operating cost pass-throughs (including common area maintenance charges) and other sums and charges payable under Tenant Leases shall be referred to herein as “Rentals.” Rentals actually collected as of the Closing Date for the calendar month in which the Closing occurs shall be prorated at the Close of Escrow effective as of the Closing Date. Rentals are delinquent when payment thereof is due but has not been received by Seller as of the Close of Escrow. Delinquent rentals shall be prorated between Buyer and Seller as and when received. Buyer shall use commercially reasonable efforts to collect any delinquent rentals, but shall not be obligated to commence a legal proceeding to do so. Delinquent rentals collected by Buyer, net of costs of collection (including reasonable attorneys’ fees), shall be applied first against amounts owed for periods after the Close of Escrow and then to pre-closing delinquent rentals. Buyer agrees that any payments due to Seller as a result of delinquent rentals collected by Buyer after Close of Escrow shall be payable by Buyer to Seller promptly upon receipt thereof. Rentals received by Seller prior to the Closing Date attributable to the period after the Closing Date shall be credited to Buyer and debited to Seller at the Close of Escrow. After the Closing Date, Seller may take reasonable action to collect delinquent rent from current tenants but Seller may not institute legal proceedings or attempted eviction actions against current tenants.

(b)Security Deposits.  The amount of any security deposits under the Tenant Leases shall be credited to Buyer at Close of Escrow.

(c)Taxes and Assessments.  All non-delinquent real estate taxes and current installments of assessments affecting the Property which are payable by Seller shall be prorated as of the Closing Date based on the actual current tax bill.

(d)Utility Expenses and Deposits.  Utility expenses (water, gas and electricity) shall be prorated between Seller and Buyer as of the Closing Date (outside of Escrow) to the extent not paid directly by tenants if the utility companies will not switch service accounts as of the Closing Date. Seller will notify all utility companies servicing the Property of the sale of the Property to Buyer and will request that such companies send Seller a final bill for the period ending on the last day before the Closing Date. Buyer will notify the utility companies that all utility bills for the period commencing on

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the Closing Date are to be sent to Buyer. In addition to the Purchase Price, Buyer will pay to Seller an amount equal to the total of all utility deposits held by utility companies, if any, and to the extent utility companies will allow a transfer of the security deposit(s) to Buyer, and Seller will assign to Buyer all of Seller’s right, title and interest in any such utility deposits. If either Buyer or Seller receives a bill for utilities provided to the Property for the period in which the Close of Escrow occurred, Buyer and Seller will equitably prorate the bill.

(e)Method of Proration.  Buyer shall be deemed the owner of the Property as of 12:00 a.m. on the Closing Date for proration purposes unless otherwise mutually agreed to by the parties. Except as otherwise provided above, any proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable but in no event later than ninety (90) days after the Closing Date, with any refunds payable to Seller or Buyer to be made as soon as practicable; otherwise, all prorations shall be final.

(f)Common Area Expense Reconciliation. No more than ten (10) business days prior to the Closing, Seller shall prepare and deliver to Buyer and to Escrow Holder a reconciliation of (i) payments of estimate common area expenses, including maintenance, insurance tax and other business expenses (collectively “CAM”) collected by Seller from Tenants, including CAM increases against base years of leases, during the period of time commencing on January 1 of the calendar year of the Closing through and including the Closing Date (“Reconciliation Period”), and (ii) the actual amounts of CAM expenses chargeable to Tenants under the Leases incurred by Seller during the Reconciliation Period. The reconciliation shall be subject to Buyer’s review and consent, which shall not be unreasonably withheld. If and to the extent the reconciliation shows that the aggregate of estimated payments of CAM made by Tenants to Seller during the Reconciliation Period exceed the aggregate of actual CAM expenses incurred by Seller during the Reconciliation Period, Buyer shall be provided a credit for such amount at Close of Escrow, and Seller shall, if necessary pay amount into Escrow in addition to the Purchase Price. If and to the extent the reconciliation shows that Seller’s actual aggregate CAM expenses for the Reconciliation Period exceed the aggregate of estimated payments of CAM made by Tenants to Seller during the Reconciliation Period), Seller shall receive a credit against the Purchase Price for such amount at the Close of Escrow. The reconciliation, if necessary, shall be adjusted for CAM charges collected and CAM expenses incurred between the date of its original delivery to Buyer and the Close of Escrow, reasonable evidence of which shall be provided by Seller to Buyer and Escrow Holder prior to the final preparation of estimated closing statements. Seller and Buyer agree that, following the Close of Escrow, the reconciliation for the Reconciliation Period shall be conclusive and final as between Buyer and Seller. Buyer shall assume the risk, and shall receive the benefit, of any year-end reconciliation of CAM expenses and payments under the terms of the Leases.

13.Representations and Warranties.

(a)Representations and Warranties of Seller.  Seller hereby makes the following representations and warranties as to Seller and Seller’s Property, which representations and warranties are true in all respects as of the date hereof and shall be true in all material respects on the Closing Date.

(i)Seller is a corporation duly formed and existing under the laws of the State of California authorized to do business in the State of California, and has the requisite right, power, legal capacity and authority to enter into and fully perform each and all of its obligations under this Agreement. The individuals executing this Agreement on behalf of Seller have the requisite right, power, legal capacity and authority to execute and enter into this Agreement on behalf of Seller, to legally bind Seller to the terms and provisions of this Agreement and to execute all other documents and take all other actions as may reasonably be necessary to perform each and all of Seller’s obligations under this Agreement.

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(ii)Neither this Agreement nor anything provided to be done hereunder, including, but not limited to, the sale of the Property by Seller, violates or will violate any contract, agreement or instrument to which either Seller is a party, or with any judgment, order or decree of any court having jurisdiction over Seller.

(iii)To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or the Property which impairs Seller’s ability to execute or perform its obligations under this Agreement.

(iv)Seller has received no written notice of any condemnation proceeding, declaration of taking or other similar instrument filed against the Property.

(v)Neither Seller nor, to Seller’s knowledge, any direct or indirect owner of Seller is (a) identified on the OFAC List (as hereinafter defined) or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States.  The term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade, embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

(vi)To Seller’s knowledge, there is no pending or threatened litigation or arbitration action or proceeding before any court, arbitration body or governmental agency or body or by a public authority with respect to the Property or the Tenant Leases.  No judgment, order, decree or award against Seller or with respect to the Property or the Tenant Leases is currently unsatisfied.

(vii)Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

(b)Seller’s Knowledge Defined.  As used herein and elsewhere in this Agreement and in the Seller Disclosures, the term “Seller’s knowledge” shall mean the current actual, and not constructive or imputed, knowledge of Paula Purcell of TDA, Inc., without inquiry. The individual(s) described above shall have no personal liability under this Agreement or the Seller Disclosures by virtue of acting as representatives of the Seller for the purpose of this definition of “Seller’s knowledge”.  Seller represents, and Buyer acknowledges, that Seller acquired the Property through foreclosure proceedings or a deed in lieu of foreclosure, thus Seller’s representations and warranties in Section 13(a) above and in the Seller Disclosures are made only with respect to the period during which Seller owned fee title to the Property.

(c)Representations and Warranties of Buyer.  Buyer hereby makes the following representations and warranties, which representations and warranties are true in all material respects as of the date hereof and shall be true in all respects on the Closing Date.

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(i)Buyer is a limited liability company, duly formed and existing under the laws of its state of formation and has the requisite right, power, legal capacity and authority to enter into and fully perform each and all of its obligations under this Agreement.  The signatory executing this Agreement on behalf of Buyer has the requisite right, power, legal capacity and authority to execute and enter into this Agreement on behalf of Buyer, to legally bind Buyer to the terms and provisions of this Agreement and to execute all other documents and take all other actions as may reasonably be necessary to perform each and all of Buyer’s obligations under this Agreement.

(ii)Neither this Agreement nor anything provided to be done hereunder, including, but not limited to, the acquisition of the Property by Buyer, violates or will violate any contract, agreement or instrument to which Buyer is a party.

(iii)Neither Buyer nor, to Buyer’s knowledge, any direct or indirect affiliate of Buyer is (a) identified on the OFAC List (as defined above) or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States.

(iv)In addition to its foregoing representations and warranties, Buyer represents and warrants to the Seller as follows:

(1)Neither Buyer nor any of its affiliates, members or fiduciaries  (collectively, the “Buyer Group”) is a “Disqualified Person” under Section 4975(e) of the Internal Revenue Code (the “Code”) or a “Party in Interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to Seller, and the Buyer Group shall not knowingly enter into agreements respecting the Property with any party which is a Disqualified Person as defined in the Code or a Party in Interest within the meaning of ERISA, with respect to Seller. Following the Effective Date of this Agreement and thereafter through and including the Closing Date, Buyer shall furnish Seller all such certifications of the Buyer Group or other information which Seller reasonably requests in order to insure compliance with the Code and ERISA.  Without limiting the foregoing, Buyer acknowledges that ERISA prohibits the purchase or sale, directly or indirectly, of any property between a pension plan and a Party in Interest or a Disqualified Person as to that plan, as such terms are defined in ERISA and the Code, respectively.

(2)If the certifications or representations in this Section 13(c)(iv) are or become inaccurate or incomplete at any time prior to the Closing Date under the Agreement, whether by initial omission or error or by subsequent acquisition or disposition of interests, Buyer will promptly notify in writing the attorneys for the Seller, Cox, Castle & Nicholson LLP, 50 California Street, 32nd Floor, San Francisco, California  94111, Attn:  Paul N. Dubrasich, Esq.

(3)Buyer understands that Seller will rely on the initial and continuing accuracy and completeness of Buyer’s certification under this Section in determining whether it may lawfully proceed with the sale of the Property to Buyer.

(d)Survival of Representations.  The express representations and warranties made in this Agreement shall survive the Close of Escrow and delivery and recordation of the Grant Deed for a period of one hundred eighty (180) days and shall not merge into any instrument or

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conveyance delivered at the Close of Escrow.  Seller shall only be liable to Buyer hereunder for a breach of a representation and warranty made in this Agreement with respect to which a written notice of such claim is made by Buyer to Seller on or before one hundred eighty (180) days after the Close of Escrow.  If a written notice of a claim is timely given by Buyer to Seller (i.e., within one hundred eighty (180) days after the Close of Escrow), then, unless the claim is resolved, Buyer must file and serve Seller with a complaint for such alleged breach within thirty (30) days after the date on which Buyer gave Seller written notice of such claim; Buyer’s failure to file and serve a complaint within such time period shall constitute a waiver and release of such claim by Buyer.

(e)Limitation on Seller’s Liability.  In no event shall Seller be liable for any breach of any representation or warranty if Buyer knew of the inaccuracy or breach of such representation or warranty prior to the Closing Date, and Buyer nevertheless elected to proceed to Close of Escrow.  In no event shall any claim be made by Buyer for a breach of a representation or warranty in Section 13(a) where the damages claimed are less than $50,000, which claim shall be considered de minimis.  Nor shall Seller’s liability in any event for breach of any such representation or warranty hereunder exceed the sum of $150,000 (“Cap”), except in the event such breach is a result of actual fraud, in which case the Cap shall not apply.

14.AS-IS CONVEYANCE; RELEASE.

(a)NO SELLER REPRESENTATIONS.  BUYER ACKNOWLEDGES AND AGREES THAT DURING THE DUE DILIGENCE PERIOD, BUYER WILL CONDUCT ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF ALL ASPECTS OF THE PROPERTY.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT IT IS RELYING ON SUCH INDEPENDENT INVESTIGATION AND INSPECTION, AND EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, IN THE SELLER DISCLOSURES OR IN CONVEYANCE DOCUMENTS DELIVERED TO BUYER AT THE CLOSING, NEITHER SELLER NOR ANY AGENT OR REPRESENTATIVE OF SELLER HAS MADE ANY REPRESENTATIONS OR WARRANTIES ABOUT THE PROPERTY, AND BUYER IS NOT RELYING ON ANY INFORMATION PROVIDED BY SELLER, ITS AGENTS OR REPRESENTATIVES IN DETERMINING WHETHER TO PURCHASE THE PROPERTY.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY DUE DILIGENCE ITEMS AND OTHER INFORMATION PROVIDED BY SELLER TO BUYER WITH RESPECT TO THE PROPERTY HAVE BEEN OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION, AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR COVENANTS WITH RESPECT THERETO.  BUYER FURTHER ACKNOWLEDGES THAT AT CLOSE OF ESCROW, IT WILL BE FULLY AND COMPLETELY SATISFIED THAT THE PROPERTY IS SATISFACTORY IN ALL RESPECTS FOR ITS INTENDED USE, AND EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, IN THE SELLER DISCLOSURES OR IN CONVEYANCE DOCUMENTS DELIVERED TO BUYER AT THE CLOSING, BUYER SHALL HAVE NO RECOURSE AGAINST SELLER IN CONNECTION WITH THE PROPERTY.

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BUYER FURTHER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, IN THE SELLER DISCLOSURES OR IN CONVEYANCE DOCUMENTS DELIVERED TO BUYER AT THE CLOSING, SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO:  (A) THE NATURE, QUALITY, OR CONDITION OF THE PROPERTY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES THAT BUYER MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, OR ANY ZONING OR OTHER USE RESTRICTIONS; (E) THE HABITABILITY, MERCHANTABILITY, OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND SELLER DISCLOSURES.  BUYER HEREBY WAIVES ANY SUCH REPRESENTATION, WARRANTY, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER IS CONVEYING THE PROPERTY TO BUYER “AS IS, WHERE IS”, AND “WITH ALL FAULTS” AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF THE SELLER, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, IN THE SELLER DISCLOSURES OR IN CONVEYANCE DOCUMENTS DELIVERED TO BUYER AT THE CLOSING.

BUYER ACKNOWLEDGES THAT “NATURAL HAZARDS” DESCRIBED IN THE FOLLOWING CALIFORNIA CODE SECTIONS MAY AFFECT THE PROPERTY:  GOVERNMENT CODE SECTIONS 8589.4; 8589.3;  GOVERNMENT CODE SECTIONS 51183.4, 51183.5 (FIRE HAZARD SEVERITY ZONE);  PUBLIC RESOURCE CODE SECTION 2621.9 (EARTHQUAKE FAULT ZONE); PUBLIC RESOURCE CODE SECTION 2694 (SEISMIC HAZARD ZONE); AND  PUBLIC RESOURCE CODE SECTION 4136 (WILDLAND AREA).  BUYER ACKNOWLEDGES AND AGREES THAT BUYER HAS HAD THE OPPORTUNITY TO INDEPENDENTLY EVALUATE AND INVESTIGATE WHETHER ANY OR ALL OF SUCH NATURAL HAZARDS AFFECT THE PROPERTY AND SELLER SHALL HAVE NO LIABILITIES OR OBLIGATIONS WITH RESPECT THERETO.  WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT BUYER KNOWINGLY AND INTENTIONALLY WAIVES ANY DISCLOSURES, OBLIGATIONS OR REQUIREMENTS OF SELLER WITH RESPECT TO NATURAL HAZARDS, INCLUDING, WITHOUT LIMITATION, ANY DISCLOSURE OBLIGATIONS OR REQUIREMENTS UNDER THE AFOREMENTIONED CODE SECTIONS OR UNDER CALIFORNIA CIVIL CODE SECTION 1102C.  BUYER REPRESENTS THAT BUYER HAS EXPERIENCE ACQUIRING AND CONDUCTING DUE DILIGENCE, AND THAT THIS WAIVER HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THE BARGAIN BETWEEN THE PARTIES.

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BUYER ACKNOWLEDGES THAT THE FOREGOING ACKNOWLEDGMENTS, AGREEMENTS, REPRESENTATIONS AND WAIVERS BY BUYER WERE EXPRESSLY BARGAINED FOR.

Initials:	JX
Buyer

(b)Release.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, UPON THE CLOSE OF ESCROW, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, ADVERSE PHYSICAL, ENVIRONMENTAL, HAZARDOUS SUBSTANCES, ENDANGERED SPECIES, ZONING, ACCESS OR WATER COURSE ISSUES OR CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER RELEASES SELLER AND SELLER’S SUBSIDIARIES, PARENT COMPANIES, AFFILIATES, PARTNERS, MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS, AGENTS AND OTHER REPRESENTATIVES FROM, AND WAIVES ANY AND ALL LIABILITIES, CLAIMS, DEMANDS, DAMAGES AND COSTS (INCLUDING ATTORNEYS’ FEES AND EXPENSES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE, PAST, PRESENT OR FUTURE (“CLAIMS”) FOR, ARISING OUT OF, OR ATTRIBUTABLE TO, ANY LATENT OR PATENT ISSUE OR CONDITION AT THE PROPERTY, INCLUDING, WITHOUT LIMITATION, CLAIMS, LIABILITIES AND CONTRIBUTION RIGHTS RELATING TO THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS SUBSTANCES IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR, CONNECTED WITH OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED THEREON.  FOR PURPOSES OF THIS AGREEMENT, THE TERM “HAZARDOUS SUBSTANCES” SHALL MEAN ANY SUBSTANCE, CHEMICAL, WASTE OR MATERIAL THAT IS OR BECOMES REGULATED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY BECAUSE OF ITS TOXICITY, INFECTIOUSNESS, RADIOACTIVITY, EXPLOSIVENESS, IGNITABILITY, CORROSIVENESS OR REACTIVITY, INCLUDING, WITHOUT LIMITATION, ASBESTOS OR ASBESTOS CONTAINING MATERIAL, THE GROUP OF COMPOUNDS KNOWN AS POLYCHLORINATED BIPHENYLS, FLAMMABLE EXPLOSIVES, OIL, PETROLEUM OR ANY REFINED PETROLEUM PRODUCT.  IT IS THE INTENTION OF THE PARTIES THAT THE FOREGOING RELEASE SHALL BE EFFECTIVE WITH RESPECT TO ALL MATTERS, PAST AND PRESENT, KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED.  BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES THAT ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER FROM ANY SUCH UNKNOWN LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES.  IN FURTHERANCE OF THIS INTENTION, BUYER HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS AND BENEFITS CONFERRED UPON IT BY THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH AND THAT IF KNOWN BY HIM OR HER, MUST WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

BUYER ACKNOWLEDGES THAT THE FOREGOING ACKNOWLEDGMENTS, AGREEMENTS, RELEASES AND WAIVERS, INCLUDING, WITHOUT LIMITATION, THE WAIVER OF THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 WERE EXPRESSLY BARGAINED FOR.

Initials:	JX
Buyer

(c)Hazardous Substances.

(i)Without limiting the generality of this Section 14, Buyer also acknowledges and agrees that matters released pursuant to subsection (b), above, also include any and all Claims  directly or indirectly arising from or in connection with any presence, escape, migration, leakage, spillage, discharge, emission, release, threatened release, handling, transportation, treatment, use, generation, storage or disposal of any Hazardous Substances in, on, at, under, to, from, in the vicinity of, or affecting or related to the Property, regardless of when any such circumstance or event occurred or occurs, including the cost of any required or necessary remediation or removal of such Hazardous Substances, any costs of repair of improvements on the Property or surrounding properties necessitated by such remediation or removal and costs of any testing, sampling or other investigation or preparation of remediation or other required plans undertaken prior to such remediation or removal (individually and collectively, “Hazardous Substance Claims”).

(ii)As used in this Agreement, the term “Hazardous Substances” means any hazardous substances, hazardous wastes, hazardous materials, toxic materials, toxic wastes or toxic substances and other substances, identified in or regulated pursuant to the provisions of any “Hazardous Substances Law” (as defined below) and shall also include manure and sewage (raw or treated), radon gas, methane, perchlorate, asbestos and asbestos containing materials, petroleum and its by-products and any other substance, waste or material which is a basis for liability of the owner of the property, on which such substance, waste or material is located, to any Governmental Agency or third party under applicable statute or common law theory.  As used in this Agreement, the term “Hazardous Substance Law” means any federal, state or local statutes, laws, ordinances, regulations, orders and similar requirements pertaining to health, safety and/or the environment or otherwise identified by its terms as pertaining to hazardous or toxic wastes, substances or materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (Title 42 United States Code sections 9601-9675), the Resource Conservation and Recovery Act (Title 42 United States Code sections 6901-6992k), the Carpenter Presley Tanner Hazardous Substance Account Act (Health and Safety Code sections 25300-25395.15), and the Hazardous Waste Control Law (Health and Safety Code sections 25100-25250.25).

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15.Further Assurances.  Seller will, whenever and as often as it shall be reasonably requested so to do by Buyer, and Buyer will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments of further assurance, approvals, consents, and any and all such further instruments and documents as may be reasonably necessary, expedient or proper in order to complete any and all conveyances, transfers, sales and assignments herein provided, and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so reasonably requested in order to carry out the intent and purpose of this Agreement.

16.Possession.  Possession of the Property shall be delivered to Buyer upon the Close of Escrow, subject only to the rights of the Tenants or as otherwise authorized under the Permitted Exceptions.

17.Intentionally Deleted.

18.Damage, Destruction or Condemnation.  If prior to the Close of Escrow, there occurs any destruction of or damage or loss to the Property or any portion thereof from any cause whatsoever, including but not limited to, any fire, flood, accident or other casualty that, according to the good faith estimate of Seller’s insurance carrier or its adjuster (the “Estimate”), would cost more than Five Hundred Thousand Dollars ($500,000) to repair, or any condemnation proceedings are commenced or threatened in which the award would be Five Hundred Thousand Dollars ($500,000) or more, then Buyer shall have the right, exercisable by delivering written notice to Seller and Escrow Holder within ten (10) days after Buyer’s receipt of written notice of the determination of the amount of such cost or award, to either (a) terminate this Agreement, in which case neither Party shall have any further rights or obligations hereunder, except for those that expressly survive the termination of this Agreement, and all funds (including, without limitation, the Deposit) and documents deposited in Escrow shall be returned to the Party depositing the same, or (b) accept the Property in its then condition and proceed with the Close of Escrow in accordance with this Agreement, without adjustment to the Purchase Price (except that there shall be credited against the Purchase Price an amount equal to the deductible under Seller’s insurance coverage for the subject event of casualty), in which case Seller shall assign to Buyer the right to any and all insurance proceeds or condemnation awards recoverable as a result of such event.  Buyer’s failure to deliver such notice within the time period specified shall be deemed to constitute Buyer’s election to not terminate this Agreement.  In the event the Estimate of the cost of repair or the condemnation award is less than Five Hundred Thousand Dollars ($500,000), then Buyer shall not have the option to terminate this Agreement, and the Parties shall proceed to the Close of Escrow on the terms described in clause (b) above, in which case Seller shall assign to Buyer the right to any and all insurance proceeds or condemnation awards recoverable as a result of such event..

19.Seller Default.  Except for Seller’s obligation to deliver the documents necessary to close Escrow as provided in Section 8 above, which shall be performed as required pursuant to Section 8 above, Seller shall not be in default under this Agreement prior to the Close of Escrow unless a failure by Seller to perform its obligations under this Agreement (such failure being referred to herein as a “default”) remains uncured for a period of five (5) Business Days after Seller’s receipt of written notice from Buyer of such default (except that in the event Seller commences to cure such default within such five-Business Day period and diligently proceeds to cure such default thereafter,

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Seller shall not be in default under this Agreement so long as Seller is proceeding diligently to effect such cure and such cure is effected within 30 days of such notice of default), and the Closing Date may, at Seller’s election, be extended as necessary to allow such cure to occur.  In the event Seller defaults in its obligations under this Agreement, after the expiration of any notice and cure period specified in this Section 19, Buyer’s sole and exclusive remedy for such default shall be either (a) the termination of this Agreement by Buyer’s delivery to Seller and Escrow Holder of written notice of such termination, in which event Escrow Holder shall return the Deposit to Buyer and Seller shall reimburse Buyer for its actual expenses incurred in connection with preparation and negotiation of this Agreement and due diligence relating thereto (not to exceed $50,000), or, in the alternative, (b) a suit for specific performance and the right to file a lis pendens against the Real Property; provided, however, that in the event Buyer elects to sue Seller for specific performance of Seller’s obligations under this Agreement, such action shall be commenced within 60 days following the expiration of the cure period specified above without Seller having effected such cure and, in the event such action for specific performance is not commenced within such 60 day period, Buyer hereby waives any and all right it may have to sue Seller for specific performance of Seller’s obligations under this Agreement.  In no event shall Seller be liable for any general, special, exemplary, incidental or consequential damages or for loss of profits. Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of its agents, members, partners, employees, representatives, officers, directors, agents, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the shareholders, members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Seller or Seller's property management company, have any personal liability under this Agreement.  Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, shall, under no circumstances whatsoever, exceed $150,000 in the aggregate.

20.Buyer’s Breach or Default; Liquidated Damages.  IN THE EVENT THE PURCHASE AND SALE OF THE PROPERTY IS NOT CONSUMMATED BY REASON OF A DEFAULT UNDER, OR BREACH OF, THIS AGREEMENT BY BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGE TO SELLER BECAUSE OF THE NATURE OF THE PROPERTY.  ACCORDINGLY, BUYER AND SELLER AGREE THAT, IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS PROVIDED BY THIS AGREEMENT BY REASON OF BUYER’S BREACH OF, OR DEFAULT UNDER, THIS AGREEMENT, THEN THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES FOR SUCH BREACH OR DEFAULT, AND SELLER SHALL BE ENTITLED TO SAID AMOUNT AS LIQUIDATED DAMAGES, WHICH SHALL BE SELLER’S SOLE AND EXCLUSIVE LEGAL AND EQUITABLE REMEDY, INCLUDING WITHOUT LIMITATION, SELLER’S RIGHT TO SPECIFIC PERFORMANCE, WHICH RIGHT IS HEREBY WAIVED.  IN THE EVENT OF SUCH BREACH OR DEFAULT BY BUYER, ESCROW HOLDER SHALL, UPON WRITTEN DEMAND BY SELLER WITHOUT JOINDER OF OR INSTRUCTION FROM BUYER, IMMEDIATELY DELIVER THE DEPOSIT THEN HELD BY ESCROW HOLDER TO SELLER IN CASH OR OTHER IMMEDIATELY AVAILABLE FUNDS.  THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR

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3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 20, SELLER AND BUYER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION DOES NOT LIMIT IN ANY WAY BUYER’S LIABILITY UNDER ANY INDEMNITY OR OTHER PROVISION OF THIS AGREEMENT THAT BY ITS TERMS SURVIVES A TERMINATION OF THIS AGREEMENT OR IS TO BE PERFORMED AFTER THE CLOSE OF ESCROW.  THE TERMS AND PROVISIONS OF THIS SECTION 20 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.  TO SIGNIFY THEIR AWARENESS AND AGREEMENT TO BE BOUND BY THE TERMS AND PROVISIONS OF THIS SECTION 20, BUYER AND SELLER HAVE SEPARATELY INITIALED THIS SECTION 20 BELOW.

Initials:	GS	JX
	Seller	Buyer

21.Brokers.  Buyer and Seller each represent and warrant to the other that, except for Scott Martin of NAI Capital, Pasadena, CA (whose commission will be paid by Seller pursuant to a separate agreement at the Close of Escrow), no consultant, broker, salesman or finder has been engaged by it in connection with any of the transactions contemplated by this Agreement or, to its knowledge, is in any way connected with any of such transactions.  In the event of any claim for broker’s, consultant’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Buyer shall indemnify, save harmless and defend Seller from and against such claim if it shall be based upon any statement, representation or agreement made by Buyer, and Seller shall indemnify, save harmless and defend Buyer from and against such claim if it shall be based upon any statement, representation or agreement made by Seller.

22.Notices.  Any notice, request, demand, instruction or other document (each of which is herein called a “Notice”) to be given hereunder to any Party shall be in writing and shall be delivered to the person at the appropriate address set forth below by personal service (including express or courier service), by electronic communication, whether by telecopy or electronic mail, postage prepaid, return receipt requested, as follows:

If to Buyer, to:	Fulgent Genetics
Attn: Accounting Dept.
4401 Santa Anita Ave, Ste 214
El Monte, CA 91731
Phone: 626-350-0537
Fax: 626-350-8817
Email: Accounting@FulgentGenetics.com

With a copy to:	3580 Carmel Mountain Rd, Ste 300
San Diego, CA 92130
Attn: Scott Stanton
Phone: 858-314-1500
Fax: 858-314-1501
Email: SMStanton@mintz.com

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If to Seller	TDA Investment Group
c/o 4401 Santa Anita Corporation
2025 Pioneer Court
San Mateo, CA 94403
Attn: Paula Purcell
Phone: (650) 343-6333
Fax: (650) 343-0858
Email: paula@tdainc.com

With a copy to:	Cox, Castle & Nicholson
50 California Street, 32nd Floor
San Francisco, CA 94111
Attn.: Paul N. Dubrasich, Esq.
Telephone: (415) 262-5120
Facsimile (415) 262-5199

If to Title Company or
Escrow Holder, to:	See Introductory Section

A copy of any Notice given by Buyer or Seller to the other prior to the Close of Escrow shall also be given to Escrow Holder as above provided. Notices may be given by a party’s legal counsel. Notices so submitted shall be deemed to have been given (i) on the date personally served, if by personal service, (ii) upon electronic receipt of successful transmission, if by electronic communication, or (iii) the next business day if sent via nationally recognized overnight courier, postage prepaid, addressed as set forth above.  The addresses and addressees, for the purpose of this Section, may be changed by giving written notice of such change in the manner herein provided for giving notice.  Unless and until such written notice of change is received, the last address and addressee stated by written Notice, or provided herein if no such written Notice of change has been received, shall be deemed to continue in effect for all purposes hereunder.

23.Miscellaneous Provisions.

(a)No Waiver.  The waiver by one Party of the performance of any covenant, condition or promise shall not invalidate this Agreement nor shall it be considered a waiver by such Party of any other covenant, condition or promise hereunder.  The waiver by either or both Parties of the time for performing any act shall not constitute a waiver of the time for performing any other act or identical act required to be performed at a later time.  The exercise of any remedy provided by law and the provisions of this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

(b)Governing Law and Construction.  This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of California.  As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural numbers shall each be deemed to include the other whenever the context indicates.  This Agreement shall be construed as a whole and in accordance with its fair meaning, the captions being for

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convenience only and not intended to fully describe or define the provisions in the portions of the Agreement to which they pertain.  Each Party hereto, and counsel for each Party hereto, has reviewed and revised this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation or construction of this Agreement.  If any portion of this Agreement is determined to be invalid, such determination shall not affect the validity of the balance of this Agreement, which shall remain in full force and effect.

(c)Merger.  It is agreed that all understandings and agreements heretofore had between the Parties respecting this transaction, including without limitation, any offers, counteroffers or letters of intent, are merged in this Agreement, which fully and completely expresses the agreement of the Parties.  There are no representations, warranties, covenants or agreements except as specifically and expressly set forth herein and in the exhibits annexed hereto.

(d)Amendments.  No change in or addition to this Agreement or any part hereof shall be valid unless in writing and signed by or on behalf of the Party charged therewith.

(e)Counterparts; Electronic Signatures.  This Agreement may be executed in any number of counterparts.  Each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The parties agree that this Agreement shall be deemed validly executed and delivered by a party if a party executes this Agreement electronically and delivers a copy of the executed Agreement to the other party by facsimile or electronic mail.

(f)Computation of Periods.  All periods of time referred to in this Agreement shall include all Saturdays, Sundays and State or National holidays, unless the period of time specifies “Business Days”, in which case such period of time shall exclude Saturdays, Sundays and State and National holidays; provided that if the date or last date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday or State or National holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or State or National holiday.  For purposes of this Agreement, the phrase “State and National holiday” shall refer to any day in which the Escrow Holder, Title Company and/or the Office of the County Recorder for the County in which the Property is located is/are closed for business.

(g)Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Seller and Buyer.

(h)Assignment.  Buyer shall be permitted to assign this Agreement and its rights, duties and obligations hereunder, upon five Business Days prior written notice to Seller, but without the consent of Seller, to an entity that is wholly owned by Buyer or its principals, or majority owned and controlled by Buyer or its principals, or under common majority ownership and control with, Buyer or its principals (the “Buyer Permitted Assignee”).  Upon such assignment, the Buyer Permitted Assignee shall assume all of the original Buyer’s rights, duties, liabilities and obligations hereunder pursuant to a written assumption agreement in form and substance reasonably satisfactory to Seller; provided that the original Buyer shall not be released from its duties, liabilities and/or obligations under this Agreement.  The prior written consent of Seller, which consent may be withheld in Seller’s reasonable discretion, shall be required for any other assignment of this Agreement by Buyer to an assignee that is not a Buyer Permitted Assignee.

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(i)Tax Free Exchange.  The Parties agree to cooperate with each other in effecting any tax-deferred exchange or exchanges under Internal Revenue Code Section 1031; provided, however, that (a) consummation of this Agreement is not predicated or conditioned on an exchange, (b) the Close of Escrow shall not be delayed due to any exchange, (c) any rights of the non-exchange Party pursuant to this Agreement shall not be impaired due to any exchange requested by the other Party, (d) the non-exchange Party shall incur no additional costs, expenses or liabilities as a result of or in connection with any exchange requested by the other Party except those incurred in connection with the non-exchange Party’s review of customary exchange documentation, and (e) the non-exchange Party shall not be required to take title to any other property in connection with any exchange requested by the other Party.  Subject to the foregoing, the Parties agree to execute customary escrow instructions, documents, agreements, or instruments to effect an exchange.  Each Party agrees to indemnify, defend and hold the other Party free and harmless from and against any liability, loss, damage, cost or expense, including reasonable attorneys’ fees, that may arise from the indemnifying Party’s exchange.

(j)INDEPENDENT COUNSEL.  EACH PARTY TO THIS AGREEMENT ADMITS, ACKNOWLEDGES AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH AND BE REPRESENTED BY INDEPENDENT COUNSEL OF SUCH PARTIES’ CHOICE IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND AMENDMENT OF THIS AGREEMENT.  EACH PARTY FURTHER ADMITS, ACKNOWLEDGES AND REPRESENTS THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT MADE BY ANY OF THE ATTORNEYS OR REPRESENTATIVES OF THE OTHER PARTY WITH REGARD TO THE SUBJECT MATTER, BASIS, OR EFFECT OF THIS AGREEMENT.

(k)Time.  Time is of the essence for each provision of this Agreement of which time is a factor.

(l)No Obligation to Third Parties.  Except as expressly set forth in this Agreement, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the Parties hereto, to any person or entity other than each other.

(m)No Partnership.  Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Parties or their successors in interest.

(n)Marketing of Property.  Until the expiration of the Due Diligence Period, Seller and its agents reserve the right to continue to market the Property for sale, and Seller may accept back up offers to purchase the Property, subject in all cases to the rights of Buyer under this Agreement.  From and after the expiration of the Due Diligence Period, neither Seller nor its agents shall accept any backup offers, market or otherwise deal in the sale of the Property with anyone other than Buyer until this Agreement is terminated in accordance with its terms.

[Signatures appear on following page.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER:

4401 SANTA ANITA CORPORATION.,
a California corporation

By:	/s/ Garry Spanner
Name:	Garry Spanner
Title:	President

Date of Execution: July 23, 2020

BUYER:

FULGENT GENETICS, INC.,
a Delaware Corporation

By:	/s/ Jian Xie
Name:	Jian Xie
Title:	COO

Date of Execution: July 16, 2020

EXHIBITS

Exhibit “A”	Description of Land
Exhibit “B”	Form of Grant Deed
Exhibit “C”	Form of Assignment and Assumption of Tenant Leases
Exhibit “D”	Form of Assignment and Assumption of Contracts and Intangible Property
Exhibit “E”	Form of Bill of Sale
Exhibit “F”	Form of FIRPTA Affidavit
Exhibit “G-1”	Form of Tenant Estoppel Certificate
Exhibit “G-2”	Form of Notice to Tenants
Exhibit “H-1”	Form of Disclosure Statement
Exhibit “H-2”	Form of Property Information Sheet

Signature Page